Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

FIRST QUARTER OF FISCAL 2009

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

Milwaukee, WI October 16, 2008/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced fiscal 2009 first quarter consolidated net sales of $458.2 million and a net loss of $2.0 million or $.04 per diluted share. Consolidated net sales increased $91.1 million or 25% from the prior year while the net loss improved by $18.9 million from the same period a year ago. The $91.1 million consolidated net sales increase was primarily the result of stronger shipments of both portable generators and engines. The improvement in the net loss of $18.9 million was also the result of improved sales volumes in both reportable segments.

Engines:

Fiscal 2009 first quarter net sales were $258.6 million, $50.2 million or 24% greater than the prior year. This increase reflects a 27% increase in engine unit shipments compared to the same period a year ago. The improvement in engine unit volume was in part attributable to low channel inventories of lawn and garden equipment that needed to be replenished because of ongoing demand during the summer. In addition, there was strong demand for engines for portable generators due to weather events, and snow thrower product in anticipation of the upcoming snow season.

The fiscal 2009 first quarter loss from operations was $5.5 million, an improvement of $5.7 million or 51% over the loss from operations of $11.2 million experienced in the first quarter of fiscal 2008. The improvement over the prior year was driven by the increase in sales volume and savings of approximately $4.0 million resulting from the closing of the Rolla, Missouri manufacturing facility that occurred in the second quarter of fiscal 2008. The improvements to operating income were partially offset by a mix of engines sold with lower profit margins and manufacturing cost increases caused by higher commodity costs and certain increases in overhead expenses.

Power Products:

Fiscal 2009 first quarter net sales were $255.5 million, $68.1 million or 36% greater than the prior year. The increase in sales was primarily due to increased sales of portable generators due to a number of hurricanes making landfall in the United States in our first quarter. There was no storm activity in the first quarter of fiscal 2008. Additionally, sales of $13.2 million were included in the results for the first time due to the June 30, 2008 acquisition of Victa Lawncare Pty. Ltd. discussed below.

The fiscal 2009 first quarter income from operations was $2.6 million, an improvement of $12.9 million from the loss from operations of $10.2 million in the first quarter of fiscal 2008. The improvement in income from operations between years resulted in part from higher sales and production volumes of portable generators combined with an improvement year over year in portable generator margins and lower engineering, selling and administrative expenses.

General:

Interest expense was lower between years because of lower outstanding borrowings and lower interest rates. The effective tax rate was 71% versus the 31% used in the first quarter last year. The effective tax rate was higher for the first quarter of fiscal 2009 due to the benefit from resolution of federal tax matters.

Acquisition of Victa Lawncare Pty. Ltd.

On June 30, 2008 Briggs & Stratton, through its wholly owned subsidiary Briggs & Stratton Australia, Pty Limited, acquired Victa Lawncare Pty. Ltd. (“Victa”) of Sydney, Australia from GUD Holdings Limited for total consideration of $24.8 million in net cash. Victa is a leading designer, manufacturer and marketer of a broad range of outdoor power equipment used in consumer lawn and garden applications in Australia and New Zealand. Victa’s products are sold at large retail stores and independent dealers. Victa had net sales of approximately $57 million for the twelve months ended June 30, 2008. The Company financed the transaction from cash on hand and its existing credit facilities. The Company expects that the acquisition will not have a material effect on earnings in fiscal 2009.

Outlook:

The Company has expanded its projected range of net income and is now estimating a range from $40 to $50 million or $0.81 to $1.01 per diluted share for the full year. This range reflects the impact of increased portable generator sales in the first quarter that were not in our initial projections for the year. It also continues to reflect our belief that channel inventories of lawn and garden products are at normal levels as the 2008 season comes to an end and our projections related to our product placement for fiscal 2009 are still valid. However, the forecast range now also reflects the risk that the sales of lawn and garden equipment and pressure washers in the spring of 2009 may be weaker than projected. This could occur because the financial turmoil now taking place is significantly affecting consumer confidence and may also lead channel participants (retailers and equipment manufacturers) to review their working capital commitment. The negative influence of either, or both, of these factors could cause the market for our engines and end products to decline greater than others are forecasting at this time.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 818-1393. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1289289.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended September

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended Fiscal September
	2008	2007
NET SALES	$458,151	$367,069
COST OF GOODS SOLD	393,432	324,225

Gross Profit on Sales	64,719	42,844

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	64,851	64,140

Loss from Operations	(132)	(21,296)

INTEREST EXPENSE	(7,897)	(8,973)
OTHER INCOME, Net	1,199	22

Loss before Credit for Income Taxes	(6,830)	(30,247)

CREDIT FOR INCOME TAXES	(4,874)	(9,436)

Net Loss	$(1,956)	$(20,811)

Average Shares Outstanding	49,563	49,536

BASIC EARNINGS (LOSS) PER SHARE	$(0.04)	$(0.42)

Diluted Average Shares Outstanding	49,563	49,536

DILUTED EARNINGS (LOSS) PER SHARE	$(0.04)	$(0.42)

Segment Information

(In Thousands)

(Unaudited)

	Three Months Ending Fiscal September
	2008	2007
NET SALES:
Engines	$258,621	$208,416
Power Products	255,531	187,391
Inter-Segment Eliminations	(56,001)	(28,738)

Total *	$458,151	$367,069

* Includes international sales based on product shipment destination	$110,961	$103,418

GROSS PROFIT ON SALES:
Engines	$40,427	$34,254
Power Products	21,531	8,425
Inter-Segment Eliminations	2,761	165

Total	$64,719	$42,844

INCOME (LOSS) FROM OPERATIONS:
Engines	$(5,511)	$(11,228)
Power Products	2,618	(10,233)
Inter-Segment Eliminations	2,761	165

Total	$(132)	$(21,296)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September

(In Thousands)

(Unaudited)

	2008	2007
CURRENT ASSETS:
Cash and Cash Equivalents	$32,607	$36,950
Accounts Receivable, Net	305,359	233,535
Inventories	564,173	625,221
Deferred Income Tax Asset	53,345	55,550
Other	44,974	38,389

Total Current Assets	1,000,458	989,645

OTHER ASSETS:
Goodwill	248,571	250,107
Investments	19,688	45,906
Prepaid Pension	93,298	103,593
Deferred Loan Costs, Net	2,785	4,044
Other Intangible Assets, Net	100,847	92,089
Other Long-Term Assets, Net	8,654	6,876

Total Other Assets	473,843	502,615

PLANT AND EQUIPMENT:
At Cost	1,020,992	1,023,564
Less-Accumulated Depreciation	632,959	632,008

Plant and Equipment, Net	388,033	391,556

	$1,862,334	$1,883,816

CURRENT LIABILITIES:
Accounts Payable	$182,611	$163,465
Short-Term Borrowings	141,348	170,179
Current Maturity on Long-Term Debt	—	—
Accrued Liabilities	162,688	156,914

Total Current Liabilities	486,647	490,558

OTHER LIABILITIES:
Deferred Income Tax Liability	46,913	37,460
Accrued Pension Cost	36,445	39,878
Accrued Employee Benefits	18,541	20,182
Accrued Postretirement Health Care Obligation	160,223	182,979
Other Long-Term Liabilities	33,893	36,422
Long-Term Debt	266,617	268,048

Total Other Liabilities	562,632	584,969

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	76,142	75,512
Retained Earnings	1,069,691	1,071,818
Accumulated Other Comprehensive Income (Loss)	(123,709)	(127,162)
Treasury Stock, at Cost	(209,069)	(211,879)

Total Shareholders’ Investment	813,055	808,289

	$1,862,334	$1,883,816

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,956)	$(20,811)
Depreciation and Amortization	17,574	16,612
Stock Compensation Expense	1,986	2,673
Loss on Disposition of Plant and Equipment	408	467
Provision for Deferred Income Taxes	(1,223)	(4,111)
Decrease in Accounts Receivable	17,572	93,940
Increase in Inventories	(24,078)	(75,139)
(Increase) Decrease in Other Current Assets	(1,548)	7,276
Decrease in Accounts Payable and Accrued Liabilities	(5,513)	(45,807)
Other, Net	(1,508)	(1,361)

Net Cash Provided (Used) by Operating Activities	1,714	(26,261)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(11,291)	(18,246)
Cash Paid for Acquisition, Net of Cash Acquired	(24,757)	—
Proceeds Received on Disposition of Plant and Equipment	1,694	150

Net Cash Used by Investing Activities	(34,354)	(18,096)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans, Notes Payable & Long-Term Debt	38,104	51,041
Issuance Cost of Amended Revolver	—	(1,286)
Stock Option Exercise Proceeds and Tax Benefits	—	991

Net Cash Provided by Financing Activities	38,104	50,746

EFFECT OF EXCHANGE RATE CHANGES	(5,325)	1,092

NET INCREASE IN CASH AND CASH EQUIVALENTS	139	7,481
CASH AND CASH EQUIVALENTS, Beginning	32,468	29,469

CASH AND CASH EQUIVALENTS, Ending	$32,607	$36,950